Exhibit 99.1

Tigo Energy Announces Preliminary Financial Results and Reporting Date of February 13, 2024 for Fiscal Fourth Quarter and Full Year 2023

CAMPBELL, Calif. – January 17, 2024 – Tigo Energy, Inc. (“Tigo”), a leading provider of intelligent solar and energy storage solutions, today announced selected unaudited preliminary financial results for its fiscal fourth quarter and full year ended December 31, 2023. All information in this press release is approximate due to the preliminary nature of the announcement and is subject to normal quarterly and year-end accounting and audit procedures.

“During the fiscal fourth quarter of 2023, we saw some order push-outs and cancellations reflecting the ongoing general marketplace weakness that our industry has been experiencing since mid-2023,” said Zvi Alon, Chairman and CEO of Tigo. “In response, we reduced staffing levels across all geographies by approximately 15% to better align our cost structure with the current environment. As a result, we expect to reduce cash expenditures by approximately $3.8 million in 2024. Despite the current challenges, we are seeing indications of an improving demand environment as distributors reduce their channel inventories to more normalized levels.”

For the fiscal fourth quarter of 2023, revenue is now expected to be in the range of $9.0 to $10.0 million, compared to Tigo’s previous expectation of $15 to $20 million. Revenue for the full year of 2023 is expected to be approximately $145 million. For the fiscal fourth quarter of 2023, adjusted EBITDA loss is expected to be in the range of $11 to $12 million, in line with previous guidance. Adjusted EBITDA for the full year of 2023 is expected to be within the range of break-even to $1 million.

These results for the fiscal fourth quarter and full year of 2023 are preliminary based on information available to management as of the date of this release and are subject to further change upon completion of standard quarterly and year-end closing and audit procedures. These results do not present all necessary information for an understanding of Tigo’s financial condition as of the date of this release, or its results of operations for the fiscal fourth quarter or year-end of 2023. As Tigo completes its quarterly and year-end financial close process and finalizes its financial statements for the quarter and year-end of 2023, it will be required to make judgments in a number of areas. It is possible that Tigo may identify items that require it to adjust the preliminary financial information set forth above, and those adjustments could be material. Tigo does not intend to update any financial information prior to the release of its final fiscal fourth quarter and year-end financial statement information.

Conference Call

Tigo will hold a conference call on Tuesday, February 13, 2024 at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss its financial results for the fiscal fourth quarter and full year ended December 31, 2023. Financial results will be issued in a press release prior to the call.

Tigo management will host the presentation, followed by a question-and-answer period.

Date: Tuesday, February 13, 2024

Time: 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time)

Registration Link: Click here to register

Please register online at least 10 minutes prior to the start time. If you have any difficulty with registration or connecting to the conference call, please contact Gateway Group at (949) 574-3860.

The conference call will be broadcast live and available for replay here and via the Investor Relations section of Tigo’s website.

About Tigo Energy, Inc.

Founded in 2007, Tigo is a worldwide leader in the development and manufacture of smart hardware and software solutions that enhance safety, increase energy yield, and lower operating costs of residential, commercial, and utility-scale solar systems. Tigo combines its Flex MLPE (Module Level Power Electronics) and solar optimizer technology with intelligent, cloud-based software capabilities for advanced energy monitoring and control. Tigo MLPE products maximize performance, enable real-time energy monitoring, and provide code-required rapid shutdown at the module level. The Company also develops and manufactures products such as inverters and battery storage systems for the residential solar-plus-storage market. For more information, please visit www.tigoenergy.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future cost savings associated with our reduction in staffing levels, statements about future financial and operating results, channel inventories, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “expected,” “believe,” “intend,” “plan,” “projection,” “outlook” , “indications” or words of similar meaning. These forward-looking statements are based upon the current beliefs and expectations of Tigo’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements.

In addition to factors previously disclosed, or that will be disclosed in, our reports filed with the SEC, factors which may cause actual results to differ materially from current expectations include, but are not limited to, our ability to effectively develop and sell our product offerings and services, our ability to compete in the highly-competitive and evolving solar industry; our ability to manage risks associated with seasonal trends and the cyclical nature of the solar industry; whether we continue to grow our customer base; whether we continue to develop new products and innovations to meet constantly evolving customer demands; our ability to acquire or make investments in other businesses, patents, technologies, products or services to grow the business and realize the anticipated benefits therefrom; our ability to meet future liquidity requirements; our ability to respond to fluctuations in foreign currency exchange rates and political unrest and regulatory changes in international markets into which we expand or otherwise operate in; our failure to attract, hire, retain and train highly qualified personnel in the future; and if we are unable to maintain key strategic relationships with our partners and distributors.

Actual results, performance or achievements may differ materially, and potentially adversely, from any projections and forward-looking statements and the assumptions on which those forward-looking statements are based. There can be no assurance that the forward-looking statements contained herein are reflective of future performance to any degree. You are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance as projected financial information and other information are based on estimates and assumptions that are inherently subject to various significant risks, uncertainties and other factors, many of which are beyond our control. All information set forth herein speaks only as of the date hereof, and we disclaim any intention or obligation to update any forward-looking statements as a result of new information, future developments or otherwise occurring after the date of this communication.

Investor Relations Contacts

Matt Glover or Tom Colton
Gateway Group, Inc.
(949) 574-3860
TYGO@gateway-grp.com

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